SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  /X/

Filed by a Party other than the Registrant   /    /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to Section
     240.14A-11(c) or Section 240.142-12

                     GENERAL MILLS, INC.
- - --------------------------------------------------------------
       (Name of Registrant as Specified in Its Charter)

                     IVY S. BERNHARDSON
- - --------------------------------------------------------------
          (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii),
     14a-6(i)(1), or 14a-6(j)(2)

/ /  $500 per each party to the controversy
     pursuant to Exchange Act Rule 14a-6(i)(3)

/ /  Fee computed on table below per Exchange
     Act Rules 14a-6(i)(4) and 0-11

  1) Title of each class of securities to which transaction applies:------------------------------------------------
  2) Aggregate number of securities to which transaction applies:------------------------------------------------
  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
     --------------------------------------------------------
  4) Proposed maximum aggregate value of transaction:
     --------------------------------------------------------

* Set forth the amount on which the filing fee is calculated and state how it was determined.

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

  1) Amount previously paid:     $125

  2) Form, Schedule or Registration Statement No.:
           Preliminary Proxy Statement

  3) Filing Party:       General Mills, Inc.

                      General Mills, Inc.
                         P.O. Box 1113
                     Minneapolis, MN 55440


                                            August 19, 1994

To Our Stockholders:

   You are cordially invited to attend the 1994 Annual Meeting of Stockholders which will be held in the auditorium of the Children's Theatre Company, 2400 Third Avenue South, Minneapolis, Minnesota, on Monday, September 19, 1994, at 11:00 a.m. Central Daylight Savings Time. All holders of the Company's outstanding common stock as of July 22, 1994 are entitled to vote at the Annual Meeting.

    Time will be set aside for discussion of each item of business described in the accompanying Notice of Annual Meeting and Proxy Statement. A current report on the business operations of the Company will be presented at the meeting and stockholders will have an opportunity to ask questions. We plan to adjourn the meeting at approximately 12:15 p.m., but members of senior management will remain to answer any additional questions you may have. Also, a report of the Annual Meeting will be mailed to all stockholders.

    We hope you will be able to attend the Annual Meeting. If you need special assistance at the meeting because of a disability, please contact the Secretary of the Company at the address above. Whether or not you expect to attend, you are urged to complete, sign, date and return the proxy card in the enclosed envelope in order to make certain that your shares will be represented at the Annual Meeting.

                                Sincerely,



                                H. B. Atwater, Jr.
                                Chairman of the Board and
                                Chief Executive Officer

                      GENERAL MILLS, INC.


______________________________________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS -- SEPTEMBER 19, 1994
______________________________________________________________


NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of General Mills, Inc. will be held on Monday, September 19, 1994, at 11:00 a.m., Central Daylight Savings Time, in the auditorium of the Children's Theatre Company, 2400 Third Avenue South, Minneapolis, Minnesota, for the following purposes:

1. To elect fifteen directors;

2. To approve the selection of KPMG Peat Marwick to audit the consolidated financial statements of General Mills, Inc.
   for the fiscal year beginning May 30, 1994;

3. To   adopt  a  Restated  Certificate  of  Incorporation  of
   General Mills, Inc.;

4. If presented at the meeting, to consider and act upon one stockholder proposal as described in the proxy materials;
   and

5. To act upon any other business which may properly be brought before the meeting.

The close of business on July 22, 1994 has been fixed as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting.

                               By  Order  of  the  Board  of
                               Directors,
                               CLIFFORD L. WHITEHILL
                               Secretary

August 19, 1994

                      GENERAL MILLS, INC.
                        PROXY STATEMENT
                              FOR
                ANNUAL MEETING OF STOCKHOLDERS
                  MONDAY, SEPTEMBER 19, 1994

Voting Procedures


This Proxy Statement is being sent beginning on August 19, 1994, to all holders of the common stock ($.10 par value) (the "Common Stock") of General Mills, Inc., P.O. Box 1113, Minneapolis, MN 55440 (the "Company") entitled to vote at the Annual Meeting of Stockholders on September 19, 1994, in order to furnish information relating to the business to be transacted. Stockholders of record at the close of business on July 22, 1994 are entitled to vote at the meeting. As of that date, there were 157,775,569 shares of Common Stock outstanding. Each share of Common Stock entitles the holder to one vote. The 46,377,763 shares of Common Stock held in the Company's treasury will not be voted.

    A  proxy card is enclosed for your use.  YOU ARE SOLICITED
ON  BEHALF OF THE BOARD OF DIRECTORS TO SIGN, DATE AND  RETURN
THE PROXY CARD IN THE ACCOMPANYING ENVELOPE, which is postage-paid if mailed in the United States or Canada.

    You have three choices on each matter to be voted upon at the Annual Meeting. For the election of directors, by checking the appropriate box on your proxy card you may: (i) vote for all of the director nominees as a group; (ii) withhold authority to vote for all director nominees as a group; or (iii) vote for all director nominees as a group except those nominees you identify on the appropriate line. See "General Information" under Item No. 1. Concerning the other items, by checking the appropriate box you may: (i) vote "FOR" the item; (ii) vote "AGAINST" the item; or (iii) "ABSTAIN" from voting on the item.

   You may revoke your proxy at any time before it is actually voted at the Annual Meeting by delivering written notice of revocation to the Secretary of the Company, by submitting a subsequently dated proxy, or by attending the meeting and withdrawing the proxy. You may also be represented by another person present at the meeting through executing a form of proxy designating such person to act on your behalf. Each unrevoked proxy card properly executed and received prior to the close of the meeting will be voted as indicated. Where specific instructions are not indicated, the proxy will be voted FOR the election of all directors as nominated, FOR the approval of the selection of KPMG Peat Marwick as independent auditors, FOR the approval of the Restated Certificate of Incorporation ("Restated Certificate") and AGAINST the stockholder proposal. Abstentions and broker non-votes will be counted as present or represented at the Annual Meeting for purposes of determining whether a quorum exists. However, abstentions and broker non-votes with respect to any specific matter will be treated as shares not voted for purposes of determining whether the requisite vote has been obtained, and therefore will have no effect on the outcome of the vote on any such matter. A majority of the shares present or represented at the meeting is required for approval of the stockholder proposal. The affirmative vote of the holders of two-thirds of the Common Stock present or represented at the meeting and voting thereon is required for approval of the Restated Certificate.

    The expense of preparing, printing and mailing this Proxy Statement will be paid by the Company. The Company has engaged Georgeson & Company Inc. to assist in the solicitation of proxies from stockholders at a fee of $9,OOO plus reimbursement of its out-of-pocket expenses. In addition to the use of the mail, proxies may be solicited personally or by telephone by regular employees of the Company without additional compensation, as well as by employees of Georgeson & Company Inc. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Common Stock.


    The Company has adopted a confidential voting policy that applies to shareholder meetings, except in limited circumstances.



    A copy of the 1994 Annual Report to Stockholders, which includes the consolidated financial statements of the Company for the fiscal year ended May 29, 1994, was mailed on or about August 12, 1994 to all stockholders entitled to vote at the Annual Meeting. If upon receipt of your proxy material you have not received the Annual Report, please call 1-800-245-5703 and a copy will be forwarded to you.


    Shares of Common Stock credited to the accounts of participants in the Automatic Dividend Reinvestment Plan of the Company have been added to such persons' other holdings on their proxy cards. If a stockholder is a participant in a savings plan of the Company or any of its subsidiaries and shares of Common Stock have been allocated to such person's account in any such plan, the proxy also serves as voting instructions to the trustee of such plans. The trustee also votes allocated shares of Common Stock as to which it has not received direction, as well as unallocated shares held by the trustee in the same proportion as directed shares are voted.

Certain Owners of Common Stock


State Street Bank and Trust Company, Boston, Massachusetts, has advised the Company that as of June 30, 1994, they held 9,367,405 shares of Common Stock (5.9% of the then outstanding Common Stock) and that (i) 7,792,287 shares were held in its capacity as trustee of the Company's savings plans and
1,575,118 shares were held in its capacity as trustee for various personal trust accounts, other employee benefit plans and index accounts; and (ii) they had sole power to vote 1,210,467 of such shares, shared voting power on 7,976,496 shares, sole dispositive power on 1,300,118 shares and shared dispositive power on 8,067,287 shares. The Company knows of no other holder with more than five percent of the outstanding Common Stock.


Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file. Based on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company notes that one officer, Stephen R. Garthwaite, did not timely report a transaction in Common
Stock that occurred in October 1993, although he filed a corrected report shortly thereafter and, due to internal administrative error, Ronald M. Magruder, another Company officer, inaccurately reported a Common Stock transaction in a company savings plan during fiscal 1993, which was corrected in fiscal 1994.

                          Item No. 1

                     ELECTION OF DIRECTORS


General Information

Directors will hold office until the next Annual Meeting and until their successors are duly chosen and qualify, or until their earlier resignation or removal. The Board of Directors has inquired of each nominee and has ascertained that each will serve if elected. In the event that any of these nominees should become unavailable for election, the Board of Directors may designate substitute nominees, in which event the shares represented by the proxy cards returned will be voted for such substitute nominees unless an instruction to the contrary is indicated on the proxy card.

    The Board of Directors has a policy regarding tenure that provides that non-employee directors serve on the Board for no more than 15 years after first election, subject to retirement at age 70 or at the end of five years from such director's retirement from his or her principal organization, whichever comes first.

Board Compensation and Benefits

Employee directors do not receive additional compensation for serving on the Board of Directors. Non-employee directors received an annual retainer for the 1994 fiscal year of $25,000 plus $1,000 for each Board meeting attended and $700 for each committee meeting attended. The non-employee directors' remuneration is paid quarterly. Each year the non-employee directors may elect to receive all or a portion of their remuneration: (i) in cash payments; (ii) in cash payments deferred until the director retires, with such amounts earning interest; or (iii) in Common Stock having a market value equal to the remuneration due. In 1994 the following directors elected to receive all of their remuneration in Common Stock: Livio D. DeSimone, William T. Esrey, Kenneth A. Macke, Michael D. Rose and C. Angus Wurtele. All other non-employee directors elected to receive full cash payments. Under the Stock Plan for Non-Employee Directors, each such director receives 400 shares of restricted stock annually upon election or re-election, which restrictions lapse at the later of the next year's annual meeting date or the director's termination of service on the Board. Each non-employee director also receives a one-time stock option grant for 2,500 shares upon election to the Board. A retirement plan for non-employee directors provides for an annual retirement benefit for directors who have served at least five years in an amount equal to the retainer fee in effect at the date of the director's retirement, payable for the lesser of
(i) the number of years of the director's service; or (ii) the lifetime of the director. The Company also pays the premiums on directors' and officers' liability and travel accident insurance policies covering the directors.

    As part of its overall program to promote charitable giving, the Company has established a directors' planned gift program funded by life insurance policies on all directors. Upon the death of an individual director, the Company will donate $1 million to one or more qualifying charitable organizations recommended by the individual director and the Company will be reimbursed by life insurance proceeds. Individual directors derive no financial benefit from this program since all charitable deductions accrue solely to the Company. The program does not result in any material cost to the Company.

Committees of the Board


During the fiscal year ended May 29, 1994, the Board of Directors met six times and various committees of the Board met a total of fourteen times. Attendance at Board meetings and all committee meetings averaged 92%.


    Audit Committee. The Audit Committee consists of six non-employee directors: Michael D. Rose (Chair), Richard M. Bressler, Livio D. DeSimone, Judith Richards Hope, Kenneth A. Macke and A. Michael Spence. The Audit Committee met twice during fiscal 1994. It meets separately with representatives of the Company's independent auditors and with representatives of senior management and the internal auditors. The Committee reviews: (i) the general scope of audit coverages; (ii) the fees charged by the independent auditors; (iii) matters relating to the internal control systems; (iv) the value of goodwill and other intangibles; and (v) the expenses of senior executives.


     Compensation Committee. The Compensation Committee consists of five non-employee directors: Richard M. Bressler (Chair), William T. Esrey, George Putnam, Michael D. Rose and
C. Angus Wurtele. The Compensation Committee met six times during fiscal 1994. The Committee administers the stock option and long-term incentive plans and the Executive Incentive Plan, and in this capacity it makes or recommends all option grants or awards to Company officers and executives under these plans. In addition, the Committee makes recommendations to the Board with respect to the compensation of the Chairman of the Board and approves the compensation paid to other senior executives. The Committee also recommends the establishment of policies dealing with various compensation, pension and profit-sharing plans for the Company and its subsidiaries. See pages 17-22 for its report on executive compensation.


    Executive Committee. The Executive Committee consists of seven directors: H. Brewster Atwater, Jr. (Chair), Richard M. Bressler, Livio D. DeSimone, William T. Esrey, Joe R. Lee, George Putnam and Mark H. Willes. The Executive Committee met once in fiscal 1994. Pursuant to the By-Laws, the Committee has the authority to take all actions that could be taken by the full Board of Directors. It may meet between regularly scheduled meetings to take such action as is necessary for the efficient operation of the Company.

    Finance Committee. The Finance Committee consists of five non-employee directors: George Putnam (Chair), Livio D. DeSimone, Kenneth A. Macke, Michael D. Rose and A. Michael Spence. The Finance Committee met twice during fiscal 1994. It reviews and makes recommendations relating to public offerings of debt and equity securities, major borrowing commitments and other significant financial strategies, including the dividend policy of the Company.

   Nominating Committee. The Nominating Committee consists of five non-employee directors: William T. Esrey (Chair), Richard M. Bressler, Judith Richards Hope, George Putnam and
C. Angus Wurtele. The Nominating Committee met twice during fiscal 1994. The Committee's duties include proposing a slate of directors for election by the stockholders at each annual meeting and proposing candidates to fill vacancies on the Board. It conducts research to identify suitable candidates for Board membership, and seeks individuals who will make a substantial contribution to the Company. It will consider candidates proposed by stockholders. Generally, candidates must be highly qualified and be both willing and affirmatively desirous of serving on the Board. They should represent the interests of all stockholders and not those of a special interest group. A stockholder wishing to nominate a candidate should forward the candidate's name and a detailed background of the candidate's qualifications to the Secretary of the Company.

   Public Responsibility Committee. The Public Responsibility Committee consists of four non-employee directors: C. Angus Wurtele (Chair), Livio D. DeSimone, Judith Richards Hope and
Kenneth A. Macke. The Public Responsibility Committee met once in fiscal 1994. The duties of the Committee are to review and make recommendations regarding the Company's policies, programs and practices in relation to public issues of significance to the Company. In addition, it reviews and makes recommendations regarding trends in the political and social environment that may affect the operations of the Company.


Share Ownership of Directors and Executive Officers


Set forth in the following table is the beneficial ownership of Common Stock as of July 31, 1994 for all directors and nominees as of the date of this Proxy Statement, each of the executive officers named in the Summary Compensation Table and all directors and executive officers as a group. Shares listed as beneficially owned include shares allocated to participant accounts under the Company's savings plans as of May 31, 1994, according to the plans' administrator. No director or executive officer owns more than 0.84% of the total outstanding shares (including exercisable options). All directors and executive officers as a group own 3.91% of the total outstanding shares (including exercisable options).



      Name              Shares(a)     Name         Shares(a)

   H. B. Atwater, Jr.    412,202     G. Putnam       81,600
   R. M. Bressler          8,944     M. D. Rose       6,236(d)
   L. D. DeSimone          4,693     S. W. Sanger    29,793
   W. T. Esrey             3,057     A. M. Spence     1,012
   C. W. Gaillard         67,912(b)  D. A. Terrell      125
   J. R. Hope              3,608     M. H. Willes   126,707(e)
   J. R. Lee              78,448(c)  C. A. Wurtele   16,679
   K. A. Macke             2,720

   All directors and executive
   officers as a group                          1,337,776

___________________

(a) The amounts shown do not include the following shares that may be acquired within 60 days pursuant to outstanding option grants: H. B. Atwater, Jr., 925,126 shares; C. W. Gaillard, 268,374 shares; J. R. Lee, 352,096 shares; S. W. Sanger, 219,064 shares; and M. H. Willes, 624,520 shares; all other listed persons except R. M. Bressler and D. A. Terrell, 2,500 shares each; and all directors and executive officers as a group, 4,823,930 shares. (b) Included in the shares for Mr. Gaillard are 606 shares owned by members of his family, in which he disclaims any beneficial interest. (c) Included in the shares for Mr. Lee are 800 shares owned by members of his family, in which he disclaims any beneficial interest. (d) Included in the shares for Mr. Rose are 1,600 shares owned by or held in trust for members of his family, in which he disclaims any beneficial interest. (e) Included in the shares for Mr. Willes are 115 shares owned by members of his family, in which he disclaims any beneficial interest.


Information Concerning Nominees

         H. BREWSTER ATWATER, JR.       Director since 1971
[PHOTO]
            H. Brewster Atwater, Jr., age 63, has been Chief Executive Officer of General Mills, Inc. since 1981. Mr. Atwater joined General Mills in 1958 and served in a variety of sales and marketing positions. He was elected Executive Vice President in 1970, President in 1977 and Chairman of the Board in 1982. Mr. Atwater is a director of General Electric Company and Merck & Co., Inc. and is a member of the Policy Committee of the Business Roundtable and The Business Council. He is a member of the International Council of J. P. Morgan & Co. Incorporated.

______________________________________________________________

         RICHARD M. BRESSLER            Director since 1984
[PHOTO]
            Richard M. Bressler, age 63, recently retired as Chairman of the Board of El Paso Natural Gas Company. He joined Burlington Northern, Inc. as President and Chief Executive Officer in 1980 and retired from that position in 1990. He previously served as a General
      Mills director in 1978-79. Mr. Bressler is also a director of H. F. Ahmanson & Company and Rockwell International Corporation.

______________________________________________________________

         LIVIO D. DESIMONE              Director since 1989
[PHOTO]
          Livio D. DeSimone, age 58, is Chairman of the Board and Chief Executive Officer, Minnesota Mining and Manufacturing Company (3M). Mr. DeSimone joined 3M in 1957 and has served in various U.S. and international capacities. Mr. DeSimone was elected an Executive Vice President in 1981 and named Chairman and Chief Executive Officer in 1991. He is a director of 3M, Cargill, Incorporated, Dayton Hudson Corporation and Vulcan Materials Company. He is also national board chairman of Junior Achievement Inc.

______________________________________________________________

         WILLIAM T. ESREY               Director since 1989
[PHOTO]
          William T. Esrey, age 54, is Chairman and Chief Executive Officer of Sprint Corporation. He has been Chief Executive Officer of the company since 1985. Prior to joining the company in 1980 as Executive Vice President-Corporate Planning, he was with Dillon, Read & Co. Inc., where he served from 1970-79 as a managing director. Mr. Esrey is a director of Sprint, The Equitable Life Assurance Society of the United States and Panhandle Eastern Corporation, and an individual general partner of Boettcher Venture Capital Partners, L.P.

______________________________________________________________

         CHARLES W. GAILLARD            Director since 1993
[PHOTO]
          Charles W. Gaillard, age 53, was elected a Vice Chairman of General Mills, Inc. in December 1993 with responsibility for Big G, Consumer Food Sales and Yoplait. He had previously served as Chief Executive Officer of Cereal Partners Worldwide, a joint venture of the Company and Nestle, S.A. Mr. Gaillard joined General Mills in 1966 and has served in various food marketing management positions. He was elected a Senior Vice President in 1985 and Executive Vice President in 1989.

______________________________________________________________

         JUDITH RICHARDS HOPE           Director since 1989
[PHOTO]
          Judith Richards Hope, age 53, is a senior partner of the law firm of Paul, Hastings, Janofsky & Walker, Los Angeles, California and Washington, DC. She has been a partner with the firm since 1981. Ms. Hope is a director of The Budd Company and Union Pacific Corporation. She is also a member of the Harvard
      Corporation (The President and Fellows of Harvard College), a trustee of the National Housing Partnership Foundation, and a member of the Council on Foreign Relations.

______________________________________________________________

         JOE R. LEE                     Director since 1985
[PHOTO]

          Joe R. Lee, age 53, is Vice Chairman of General Mills, Inc. Mr. Lee joined Red Lobster in 1967 and was a member of its founding team. He was named its President in 1975, a Vice President of General Mills in 1976, a Group Vice President in 1979 and Executive Vice President, Restaurants in 1981. He was named a Vice Chairman in April 1992. Mr. Lee is a director of Graco Inc.

______________________________________________________________


         KENNETH A. MACKE               Director since 1991
[PHOTO]
          Kenneth A. Macke, age 56, recently retired as Chairman of the Board, Chief Executive Officer and
      Chairman of the Executive Committee of Dayton Hudson Corporation (DHC). He joined Dayton's as a merchandise trainee and advanced through various management positions at Dayton's and Target. He served as President of DHC from 1981 to 1984. He was elected Chief Operating Officer of DHC in 1982, Chief Executive Officer in 1983, Chairman of the Board in 1984 and Chairman of the Executive Committee in 1985. He is a director of First Bank System, Inc. and Unisys Corporation.

______________________________________________________________

         GEORGE PUTNAM                  Director since 1981
[PHOTO]
          George Putnam, age 67, is Chairman of The Putnam Investment Management Company. He is also Chairman and President of each of The Putnam Group of Mutual Funds. Mr. Putnam joined The Putnam Management Company in 1951 as a security analyst. He became a director in 1960, Executive Vice President in 1961 and President and Chief Executive Officer later that year. He has served as Chairman since 1970. Mr. Putnam is a director of The Boston Company, Inc., Boston Safe Deposit & Trust Co., Inc., Freeport-McMoran Inc., Houghton-Mifflin Co., Marsh & McLennan Companies and Rockefeller Group, Inc.

______________________________________________________________

         MICHAEL D. ROSE                Director since 1985
[PHOTO]
          Michael D. Rose, age 52, is Chairman of the Board of The Promus Companies Incorporated. Promus, the public parent company of Harrah's Casinos and Embassy Suites, Hampton Inn and Homewood Suites hotels, was spun-off from Holiday Corporation in 1990. Mr. Rose joined Holiday in 1974 and subsequently held positions at Holiday and Promus of President (1979-84 and 1988-91), Chief Executive Officer (1981-94) and Chairman (1984-present). Mr. Rose is a director of Ashland Oil, Inc. and First Tennessee National Corp.

______________________________________________________________

         STEPHEN W. SANGER              Director since 1992
[PHOTO]
          Stephen W. Sanger, age 48, is President of General Mills, Inc. Mr. Sanger joined the Company in 1974 and served as the head of several business units, including Yoplait USA and Big G. He was elected a Senior Vice President in 1989, an Executive Vice President in 1991, Vice Chairman in 1992 and President in 1993. He is a director of Donaldson Company, Inc.

______________________________________________________________

         A. MICHAEL SPENCE              Director since 1992
[PHOTO]
          Dr. A. Michael Spence, age 50, has been Dean of the Graduate School of Business at Stanford University since July 1990. Dean Spence served on the faculty at Harvard University in both the Business School and the Faculty of Arts and Sciences as professor of economics and business administration from 1975 to 1990. From 1984 to 1990 he served as the Dean of the Faculty of Arts and Sciences at Harvard. Dean Spence is a director of BankAmerica Corporation, Sun Microsystems, Inc. and Verifone, Inc. He is a Fellow of the
      Econometric Society and is Chairman of the National Research Council Board on Science, Technology and Economic Policy.

______________________________________________________________

         DOROTHY A. TERRELL                         Nominee
[PHOTO]
           Dorothy A. Terrell, age 49, is President of SunExpress, Inc. and a corporate executive officer of Sun Microsystems, Inc., positions she has held since 1991. SunExpress is a direct marketing organization devoted to order fulfillment of Sun and third party hardware and software products. She previously served in various management capacities at Digital Equipment Corporation from 1976 to 1991, including management of DEC's high-density interconnect and multichip module operations. Ms. Terrell is a member of the board of directors of the Massachusetts Technology Development Corporation.
______________________________________________________________

         MARK H. WILLES                 Director since 1985
[PHOTO]
          Mark H. Willes, age 53, is a Vice Chairman of General Mills, Inc., a position to which he was elected in April 1992. He was Executive Vice President, Chief Financial Officer of General Mills, Inc. from 1980 to 1985, and served as President from 1985 to April 1992. Mr. Willes served as President of the Federal Reserve Bank of Minneapolis from 1977 to 1980, First Vice President of the Federal Reserve Bank of Philadelphia from 1971 to 1977, and as Vice President, Director of Research and Senior Economist at the Philadelphia Federal Reserve Bank. He is a director of The Black & Decker Corporation, Ryder System, Inc. and The Talbots, Inc.

______________________________________________________________

         C. ANGUS WURTELE               Director since 1985
[PHOTO]
          C. Angus Wurtele, age 59, is Chairman of the Board and Chief Executive Officer of The Valspar Corporation. Mr. Wurtele joined Minnesota Paints, Inc. (which later merged into Valspar) as a Vice President in 1962. He was elected as Executive Vice President of Minnesota Paints in 1965 and as President and Chief Executive Officer later that year. In 1970, Mr. Wurtele became President and Chief Executive Officer of Valspar, and he was elected to his current position in 1973. Mr. Wurtele is a director of Donaldson Company, Inc. He is also a director of the National Paint and Coatings Association and a member of the American Business Conference.
_________________________

   These fifteen (15) persons will be placed in nomination for election to the Board of Directors. The shares represented by the proxy cards returned will be voted FOR the election of these nominees unless you specify otherwise.


                          Item No. 2

      APPROVAL OF THE APPOINTMENT OF INDEPENDENT AUDITORS

    The stockholders are asked to consider and approve the appointment by the Board of Directors of KPMG Peat Marwick ("KPMG"), an independent certified public accounting firm, to audit the consolidated financial statements of the Company for the fiscal year beginning May 30, 1994. KPMG has audited the books of the Company since 1928. During fiscal 1994, KPMG provided General Mills with audit and other services, with fees totaling approximately $2,100,000. Representatives of the firm will attend the Annual Meeting and have the opportunity to make a statement if they desire, and will also be available to answer questions.

    The Board of Directors recommends you vote FOR the appointment of KPMG Peat Marwick as the independent auditors and your proxy will be so voted unless you specify otherwise.


                          Item No. 3

   RESTATEMENT AND AMENDMENT OF CERTIFICATE OF INCORPORATION

The General Corporation Law of the State of Delaware ("Delaware Law") permits a corporation to restate and integrate in a single certificate the provisions of its certificate of incorporation as previously amended, including any further amendments adopted at the same time with the restated certificate. On June 27, 1994, the Board of Directors adopted the Restated Certificate of Incorporation ("Restated Certificate") described below, subject to approval by the shareholders.

    The Company's Certificate of Incorporation was restated in 1976, but has been amended several times since then (the "Present Certificate"). Also, Delaware Law has been amended over time generally allowing for greater flexibility in management of Delaware companies and in certain respects making provisions of the Present Certificate duplicative or redundant of powers and rights granted in the Delaware Law.

    The principal differences between the proposed Restated Certificate and the Present Certificate are summarized below. Such summary is not intended to be complete and is subject to, and qualified in all respects by the text of the Restated Certificate set forth as Appendix A hereto.

Purposes of the Company

The statement of purposes of the corporation in Article III of the Restated Certificate permits General Mills to engage in any lawful act or activity for which corporations may be organized under the Delaware Law. This amendment replaces a very lengthy and detailed description of the Company's objectives and purposes contained in the Present Certificate and results in no substantive change.

Certain Provisions Relating to Company Management

Article VII of the Present Certificate contains a number of provisions eliminated in the Restated Certificate because these matters are already covered by Delaware Law. Among these are provisions relating to the use or disposition of surplus or net profits for purposes of dividends or other purposes, the ability of the Board of Directors to provide health and other benefits to employees, the keeping and
inspection   of  books  and  records  of  the   Company,   the
designation of committees by the Board of Directors, the mortgaging of company property, transactions where directors or officers have a financial interest, the removal of directors, and the location of stockholder and director meetings, corporate offices and books. None of these deletions will result in any change to the Company's corporate governance or business operations or the rights, powers and privileges of the stockholders of the Company.

Approval of Profit-Sharing and Stock Option Plans

The Restated Certificate also modernizes the provision relating to shareholder approval of stock option and profit-sharing plans. Article VII of the Present Certificate contains a provision requiring that new profit sharing and stock option plans be approved by the stockholders by the affirmative vote of two-thirds of the shares of Common Stock present or represented at the meeting, provided that not more than one-tenth of the entire outstanding common shares vote against such plans. This voting standard, adopted by the Company in 1937, far exceeds the vote required by the charters of most public companies for the adoption of similar plans. The proposed Restated Certificate removes the proviso regarding the negative ten percent vote while retaining the higher approval standard of 66 2/3% of the shares voted on any such plan which is submitted to shareholders for their approval. The last two stock option plans approved by the stockholders in 1993 and 1990 received favorable votes of 93.7% and 94.4% of the shares voted, respectively. This voting standard also continues to meet the requirements of the New York Stock Exchange applicable to voting on new stock option plans.

Miscellaneous Provisions

Other miscellaneous provisions in the Present Certificate are duplicative of specific sections of the Delaware Law and are eliminated through the Restated Certificate, including one that authorizes the corporation to amend the Certificate of Incorporation as permitted by Delaware Law and another providing that the stockholders shall not be personally liable for the Company's debts. These matters are all specifically covered by Delaware Law, and deletion from the Restated Certificate does not result in any changes to the Company's corporate governance or business operations or the rights, powers and privileges of the stockholders of the Company. The Restated Certificate also makes certain Article and Section reference corrections due to the elimination of certain Articles and Sections in the Restated Certificate.

   The Board of Directors recommends you vote FOR the proposal to adopt the Restated Certificate and your proxy will be so voted unless you specify otherwise.


                          Item No. 4

          STOCKHOLDER RESOLUTION ON CUMULATIVE VOTING

    John J. and Margaret Gilbert, of 29 East 64th Street, New York, New York 10021-7043, who state that John Gilbert owns 616 shares and that they are trustees under the will of Samuel Rosenthal for 800 shares, have notified the corporation in writing that they intend to present the following resolution at the Annual Meeting:

        "RESOLVED:   That the stockholders of  General
        Mills, Inc., assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

The statement of the stockholders in support of the resolution is as follows:

    "Continued strong support along the lines we suggest  were shown  at the last annual meeting when 19.3%, 2,314 owners  of
21,918,403  shares, were cast in favor of this proposal.   The
vote against included 6,457 unmarked proxies.

    "A law enacted in California provides that all state pension holding, as well as state college funds, invested in shares must be voted in favor of cumulative voting proposals, showing increasing recognition of the importance of this democratic means of electing directors.

    "Also, the National Bank Act has provided for cumulative voting. Unfortunately, in so many cases companies get around it by forming holding companies without cumulative voting. Thus, with so many banking failures the result is that tax payers have to make up the losses. Banking authorities have the right to request the capability of directors to be on banking boards. Unfortunately, in so many cases authorities come in after and say the director or directors were not qualified. So there is no reason why this could not be done for corporations under the SEC and banking authorities.

     "It has increasingly been recognized that fair and equitable distribution of voting power is best secured when all the stockholders have the right of cumulative voting. That is the purpose of cumulative voting, in our opinion, it protects everyone.

    "Because of the normal need to find new directors and the need for directors on the compensation and other committees, we think cumulative voting is the answer. Alaska took away cumulative voting, over our objections, when it became a state. Perhaps, if the citizens had insisted on proper representation the disastrous Valdez oil spill might have been prevented if environmental directors were elected through cumulative voting. It should be of interest to know that last year the state of Nevada made cumulative voting mandatory. In addition, some recommendations have been made to carry out the Valdez 10 points. In our opinion, the 11th should be to have cumulative voting and to end the stagger systems of electing directors.

    "Many successful corporations have cumulative voting. For example, Penzoil, having cumulative voting defeated Texaco in that famous case. Another example, in spite of still having a stagger system of electing directors, Ingersoll-Rand, which has cumulative voting, won two awards. It was ranked second in its industry in FORTUNE magazine's article on 'America's Most Admired Corporations' and the WALL STREET TRANSCRIPT noted 'on almost any criteria used to evaluate management, Ingersoll-Rand excels.' We believe General Mills should follow their example.

    "If you agree, please mark your proxy for this resolution;
otherwise it is automatically cast against it, unless you have marked to abstain."

   RESOLVED, That the Board of Directors favors a vote AGAINST the adoption of the stockholder resolution on cumulative voting for the following reasons:

The Board of Directors continues to believe that in order to be effective, each member must feel a responsibility to represent all stockholders. Cumulative voting is undesirable because it is directed toward the election of one or more directors by a special group of stockholders. Directors so elected might be principally concerned with representing and acting in the interest of the special group that elected them rather than in the interest of the stockholders as a whole.

     Cumulative voting introduces the possibility of partisanship among Board members which could destroy the ability of the Board to work together. These factors could operate to the disadvantage of the Company and its stockholders.

    The present method of electing directors, where each director is elected by majority vote of the stockholders as a whole, permits the directors to administer the affairs of the Company for the benefit of all stockholders. We believe that each director should serve on the Board only if the majority of the stockholders elect the director to hold that position.

   An examination of the past performance and the achievements of the management team selected by the Board of Directors supports the present method of electing the Board, and the Board of Directors is confident that this method will continue to work as successfully in the future as it has in the past, for the benefit of all stockholders.

The Board of Directors recommends you vote AGAINST this stockholder proposal and your proxy will be so voted unless you specify otherwise.


                        OTHER BUSINESS

The Company is not aware of any business to be acted upon at the annual meeting other than that which is explained in this Proxy Statement. In the event that any other business calling for a vote of the stockholders is properly presented at the meeting, the holders of the proxies will vote your shares in accordance with their best judgment.


  REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION


The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of independent outside directors (see page 5). The Committee is responsible for setting and administering the policies that govern both annual compensation and stock ownership programs. The Committee annually evaluates General Mills' corporate performance, actual compensation and share ownership compared with large consumer products and service companies and a broader group of leading industrial companies.


    The compensation programs of the Company are based on performance. Base salaries are generally lower than comparable companies in our business sectors, coupled with a highly leveraged incentive system that will pay more with good performance and less with below par performance. The Compensation Committee and management believe that broad and deep employee stock ownership effectively motivates the building of shareholder wealth and aligns the interests of employees with those of the shareholders. The Committee has set objectives of 10% overall employee stock ownership and ownership by 90% of employees with more than three years with the Company.

Executive Incentive Plan Description


Awards under the Executive Incentive Plan ("EIP") are made annually to key management employees selected by the Committee and are based on the following factors: corporate performance, business unit performance and personal performance. The corporate performance rating is based on the Company's percentage growth in earnings per share ("EPS") over the prior year and its return on capital ("ROC"). The Committee believes that these two factors are the primary determinants of share price over time. For historical performance on these two measures, please refer to page 1 of the 1994 Annual Report. Business unit ratings are based primarily on profit performance while market share performance, new product development, workplace diversity progress and other factors are also considered. Personal ratings can include such qualitative factors as quality of the strategic plan, progress in organizational and management development, as well as industry, public affairs and civic involvement.


    Corporate and business unit ratings can range from  .5  to
1.8 with top quartile performance represented by a 1.5 or higher rating. Personal ratings can range from .0 to 1.5. For executive officers, the participant's target incentive rate (a percentage of base salary that increases for positions of greater responsibility within the Company) is multiplied both by the individual's performance rating and by the corporate rating to determine the cash incentive award. Both business unit and personal ratings are heavily dependent on achievement of financial objectives. The weights for executive officers are 50% corporate and 50% personal, while those for business unit officers are generally 38% unit, 12% corporate and 50% personal.


    Under the stock matching provisions of the EIP, each participant may deposit with the Company shares of Common Stock having a value equal to 25% of the participant's cash incentive award. The Company issues one share of "restricted" Common Stock for each share that the participant originally deposits. The restricted shares vest 50% at three years and 50% at six years, provided the participant's shares remain on deposit with the Company. A participant may elect to receive the dividends paid on all stock held in the participant's account, or reinvest such dividends in Common Stock. Shares granted under the EIP are included in the Summary Compensation Table on page 23 under the "Restricted Stock Awards" heading. Cash incentive awards under the EIP are included in that table under the "Bonus" heading.


    Receipt of cash incentive awards under the EIP may be deferred to a subsequent date or to retirement. Participants age 55 or older may elect not to participate in the stock matching provisions of the EIP and to receive an additional cash award equal to 15% of the cash incentive award, or they may participate on a partial basis, depositing shares having a value of 5%, 10% or 15% of the cash incentive award, receiving in those circumstances 12%, 9% or 6% respectively, as an additional cash award. A participant under age 55 who elects not to deposit shares does not receive an additional cash award.

Performance Evaluation

The Committee meets without the Chief Executive Officer to evaluate his performance and reports on that evaluation to the independent directors of the Board.


    The Committee's evaluation of corporate performance in fiscal 1994 was .88, down significantly from the 1.70 rating approved for fiscal 1993, based on a reduction in both pre-LIFO EPS and ROC. Personal incentive ratings for three of the five executive officers listed in the table on page 23 were
substantially  lower  than  those  awarded  in  fiscal   1993.
Specific salary and cash incentive payments are disclosed in the same table. None of the executive officers listed in this table received a merit salary increase in fiscal 1994 as they
received   stock  option  grants  in  lieu  of  merit   salary
increases. Because of Mr. Atwater's participation in this program, his base salary has remained constant since 1988.
Mr. Sanger and Mr. Gaillard received  increases  during  fiscal
1994 due to their promotion  to  the positions   of  President
and  Vice  Chairman,  respectively.


Stock Ownership Programs


The stockholders approved the current Stock Option and Long-Term Incentive Plan in 1993 (the "1993 Plan") and the Salary Replacement Stock Option Plan in 1990 with favorable votes of 93.7% and 94.4% respectively. The table on page 25 summarizes the options granted in fiscal 1994 to all employees and to the top five executive officers. Included in the totals are options granted under three different programs: regular stock options, deposit stock options, and options in lieu of an increase in base salary.


   Regular stock options are granted to the named officers and other employees based on their potential impact on corporate results (i.e. the person's level of responsibility in the organization) and on their individual performance. A total of 30,049 employees were granted options on 3,295,315 shares under that program in fiscal 1994. The size of regular stock option grants to the Chief Executive Officer and other executive officers is periodically reviewed against option grants made by other large consumer product companies to their
CEO's  and  other  senior executives.   The  Company's  option
grants rank in size above the median range of option grants made by the comparative organizations, because of (i) the payment of generally lower base salaries (described above), and (ii) the Company's emphasis on employee stock ownership and reliance on option grants as the fundamental means of long-term incentive compensation, both of which are intended to maximize personal performance of Company managers and align their interests with shareholders.


    The deposit stock option program was introduced in 1987 to encourage increased stock ownership. The size of this option grant (number of share times the fair market value of the Common Stock on the date of grant) is equal to the executive's prior year incentive award. For the option to become fully exercisable, the optionee must place on deposit with the Company one share of owned Common Stock for every two option shares granted and leave the shares on deposit until three years from the grant date. Shares acquired from the exercise of these options may not be sold for 12 months following the exercise date.



    The option in lieu of salary program enables an executive to receive stock options as an alternative to eligibility for a merit increase. A total of 289 employees participated in this program in fiscal 1994 and all executive officers listed in the Summary Compensation Table on page 23 elected to receive option grants in lieu of merit increases in 1994. The size of an executive officer's merit increase is determined on the basis of his or her accomplishments against pre-established annual goals and reflected in the individual performance rating discussed above. The size of the option grant is based on the estimated present value of the merit increase and pay-related benefits (e.g. annual incentive, savings plan match, pension, etc.) foregone over the term of the option and the present value of the projected stock option value, assuming an 8.5% growth rate in the Common Stock.


Performance Units


The Company has discontinued the granting of performance units and omitted them from the provisions of the 1993 Plan. There remain outstanding some performance units that were granted under the 1984 and 1988 plans. Performance units are payable in cash and an optionee may exercise them as an alternative to the exercise of regular stock options. The exercise of an option or withdrawal of the corresponding performance units cancels the other on a one-for-one basis. As of August 11, 1994, only the 1990 and 1991 performance units had a value in excess of the value of the stock option available for exercise as an alternative to the performance units.



   In return for the cancellation of performance units awarded but not yet vested under the 1988 plan, the Committee authorized a special stock option grant in June 1993. This special option grant is reflected in the Option Table on page 25 for executive officers who accepted this stock option award and forfeited previously granted performance units.


Restricted Stock

The 1993 Plan authorizes the Committee to make awards to selected employees of restricted stock or restricted stock units (for employees of foreign operations) of up to 4% of the shares authorized under the plan, and in that connection to determine the number of shares to be awarded, the length of the restricted period, the purchase price, if any, to be paid by the participant and whether any other restrictions will be imposed in respect of such awards.

    Less than 5% of the shares authorized for the 1988 plan (now terminated) were used for restricted stock awards. The majority of restricted shares have been and will be granted as part of the stock matching program for participants in the Company's regular management incentive plan (not including the executive officers of the Company whose restricted stock awards are issued under the EIP, described above), requiring the participant to place on deposit one share of Common Stock owned for each share of restricted stock awarded. The size of each restricted stock award in that program is equal in value to 15% of the participant's regular cash incentive award.

Final Stock Option Grant to H. B. Atwater, Jr.

Mr. Atwater's last full fiscal year of service will end on May 31, 1995, since he will reach the Company's mandatory retirement age for executives during the succeeding fiscal year. As a substitute for all future stock option grants and base salary increases, in December 1993 the Compensation Committee made a one-time grant to Mr. Atwater of 250,000 shares at an exercise price of $60.9375. This grant will be exercisable until January 13, 2004. To facilitate an orderly management transition, Mr. Atwater has agreed to serve at the discretion of the Board through the 1995 fiscal year and will continue after that time at the request of the Board up to his mandatory retirement date.

Deductibility of Executive Compensation

Beginning in fiscal 1995, the Internal Revenue Code limits the Company's ability to deduct, for federal income tax purposes, certain compensation in excess of $1 million per year paid to persons named in the Summary Compensation Table. Because regulations interpreting this law are in the proposal stage, and the amount of compensation which was paid in fiscal 1994 to individual officers was less than $1 million, the Company is continuing to monitor whether its executive plans should be amended to meet the deductibility requirements of the tax law without compromising the flexibility needed to design effective compensation plans that meet the Company's executive compensation goals as described above.

Summary

The Compensation Committee is satisfied that the compensation and long-term incentive plans provided to the executive officers of the Company are structured and operated so as to create strong linkage and alignment with the long-term best interests of the Company and its stockholders.

                    COMPENSATION COMMITTEE:

                       Richard M. Bressler (Chair)
                       William T. Esrey
                       George Putnam
                       Michael D. Rose
                       C. Angus Wurtele



                 TOTAL RETURN TO SHAREHOLDERS

            LINE CHART GRAPHIC BASED ON TABLE BELOW

PAPER COPY OF FORM SE WITH EXHIBIT HAS BEEN FILED WITH THE SEC

Total Return Index  May 89   May 90  May 91  May 92   May 93   May 94
General Mills        100       127    190     210      221      192
S&P Food             100       117    149     156      164      163
S&P 500              100       117    130     143      160      167

                  SUMMARY COMPENSATION TABLE

                                                       LONG-TERM COMPENSATION
ANNUAL COMPENSATION                                        Awards          Payouts
- - -----------------------------------------------------  ---------------------------------------
                                              Other
                                              Annual   Restrict                      All Other
 Name and                                     Compen-  ed Stock             LTIP      Compen-
 Principal             Salary       Bonus     sation   Award(s)   Options  Payouts    sation
 Position      Year      ($)         ($)       ($)      ($)(1)      (#)     ($)(2)    ($)(3)
- - ----------------------------------------------------------------------------------------------
H.B.ATWATER    1994    608,075      241,600     -        60,426   374,900      0       45,150
Chairman of    1993    607,689      777,800     -       194,488   137,798      0       88,533
the Board and  1992    620,591(4)   786,900     -       196,656   146,280      0       46,895
Chief Execu-
tive Officer

C.W.GAILLARD   1994    304,587      231,923     -        57,975   107,988      0      103,742
Vice           1993    283,921      280,127     -        70,003    57,276      0      148,983
Chairman (5)   1992    289,948(4)   313,900     -        78,512    55,868      0      146,756

J.R.LEE        1994    388,769      135,900     -        33,969    81,282      0       25,014
Vice           1993    388,523      437,600     -       109,400    63,868      0       46,597
Chairman       1992    396,771      442,700     -       110,635    65,372      0       42,616

S.W.SANGER     1994    398,125      147,700     -        36,908   234,892      0       19,595
President      1993    297,500      329,800  27,328(6)   82,446    56,246      0       25,431
               1992    238,496(4)   242,700     -        60,646    53,918      0       18,968

M.H.WILLES     1994    433,628      271,900     -        67,938    90,036      0       27,792
Vice           1993    433,353      532,400     -       133,050    79,972      0       50,864
Chairman       1992    442,553(4)   538,700     -       134,614    92,834   116,000   53,483
_______________________
<F1>
(1) This amount reflects the value of restricted stock
    awarded under the EIP.  Recipients must deposit with the
    Company one personally-owned share of Common Stock for each share of restricted stock awarded.  The restricted shares
    vest 50% at three years and 50% at six years, provided the participant's shares remain on deposit until the end of the corresponding restricted period.  Regular dividends are
    paid on the restricted shares.  Restricted stock under the
    EIP vests in the event of a change of control.  At May 29,
    1994, the number and value of the aggregate restricted
    stockholdings for the named officers was:

     H. B. Atwater, Jr.  19,042 shares  $1,029,458
     C. W. Gaillard       5,248            283,720
     J. R. Lee            8,790            475,209
     S. W. Sanger         4,422            239,064
     M. H. Willes        12,914            698,163

<F2>
(2) The amount reflected in this column is a cash withdrawal from a performance unit account. Withdrawal causes cancellation of the number of corresponding stock options with a value equal to the amount of the withdrawal.

<F3>
(3) The amounts for all officers, other than Mr. Gaillard, are the Company's contributions or allocations relating to defined contribution (savings) plans (tax-qualified and supplemental) on behalf of the named officers. The amounts for Mr. Gaillard include $85,586 in 1994, $117,253 in 1993, and $116,660 in 1992 relating to his overseas assignment with Cereal Partners Worldwide which ended January 1, 1994.

<F4>
(4) 53 week fiscal year.

<F5>
(5) For periods prior to January 1, 1994, Mr. Gaillard served as Chief Executive Officer of Cereal Partners
    Worldwide, a joint venture 50% owned with Nestle, S.A. and the compensation reflected for such periods includes all amounts paid to him by and through the joint venture entity.


<F6>
(6) The amount represents the "above-market" portion of the earnings on deferred compensation credited and paid to Mr. Sanger for fiscal 1993 based on the three-year performance of the Big G cereal division ending in fiscal
    1993. Mr. Sanger is no longer eligible for this program.


               OPTION GRANTS IN LAST FISCAL YEAR
                                                Potential Realizable Value at Assumed Annual
                                                    Rates of Stock Price Appreciation for
        Individual Grants (1)                                 Option Term ($) (2)
- - ----------------------------------------------- -------------------------------------------
                  % of Total
                   Options
                  Granted to
                  Employees
                      in   Exercise
          Options   Fiscal   Price   Expiration   0%
Name     Granted(#)  Year  ($/share)    Date    ($)(3)     5%($)              10%($)
- - ----------------------------------------------- ------------------------------------------
Atwater   92,800(4)  1.91   65.2500   05/01/01    0      2,821,521           6,728,223
          32,100(6)  0.66   62.7000   10/20/03    0      1,278,579           3,247,634
         250,000(6)  5.14   60.9375   01/13/04    0      9,677,865          24,582,109

Gaillard  36,000(4)  0.74   65.2500   07/28/03    0      1,492,237           3,790,334
          17,200(5)  0.35   62.7000   10/20/03    0        685,095           1,740,165
           4,788(7)  0.10   60.9375   01/13/04    0        185,350             470,797
          50,000(8)  1.03   52.3125   05/25/04    0      1,661,615           4,220,559

Lee       56,400(4)  1.16   65.2500   07/28/03    0      2,337,839           5,938,190
          17,700(5)  0.36   62.7000   10/20/03    0        705,011           1,790,751
           7,182(7)  0.15   60.9375   01/13/04    0        278,026             706,195

Sanger    54,480(4)  1.12   65.2500   07/28/03    0      2,258,253           5,736,039
          15,009(5)  0.31   62.7000   10/20/03    0        597,467           1,517,586
          60,000(9)  1.23   62.5000   11/25/03    0      2,382,244           6,050,981
           5,412(7)  0.11   60.9375   01/13/04    0        209,506             532,153
         100,000(9)  2.05   52.3125   05/25/04    0      3,323,230           8,441,118

Willes    58,809(4)  1.21   65.2500   07/28/03    0      2,437,321           6,190,879
          22,509(5)  0.46   62.7000   10/20/03    0        896,200           2,276,379
           8,736(7)  0.18   60.9375   01/13/04    0        338,183             858,997

All Share-       NA   NA      NA          NA      0   6,365,582,631(10) 16,168,793,748(10)
holders

All        4,868,098 100%   63.2232(11)  (11)     0     195,519,779        496,626,953
Optionees

As a % of        NA   NA      NA          NA     NA         3.1%              3.1%
All Share-
holders Gain
________________

<F1>
(1) All options are granted at the fair market value of the Common Stock on the grant date and generally expire 10 years and one month from the grant date. All options vest in the event of a change of control. Options include the right to pay the exercise price in cash or previously-acquired Common Stock (which must be owned for six months or not used in the previous six months for an option exercise) and the right to have shares withheld by the Company to pay withholding tax obligations due in conjunction with the exercise.

<F2>
(2) These assumed values result from certain prescribed rates of stock price appreciation. The actual value of these option grants is dependent on future performance of the Common Stock and overall stock market conditions. There is no assurance that the values reflected in this table will be achieved. The Company did not use an alternative formula for a grant date valuation, as it is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

<F3>
(3) No gain to the optionees is possible without stock price appreciation, which will benefit all stockholders commensurately. Zero percent stock price appreciation will result in zero dollars for the optionee.

<F4>
(4) This stock option grant under the 1988 Plan becomes exercisable on July 28, 1997.

<F5>
(5) This option, granted under the 1990 Salary Replacement
    Stock Option Plan, benefits the Company by reducing the cash compensation paid to executives, with corresponding reductions in cash bonuses, lower pension accruals and similar effects on other benefits which are tied to base salary. It further increases the percentage of key employee compensation and benefits tied to stock ownership, in keeping with the Company's philosophy to more closely align stockholder and employee interests.
    This option becomes exercisable over a four-year period beginning on the grant date.

<F6>
(6) This special grant becomes exercisable December 13, 1998.
    The details of this grant to Mr. Atwater are provided in the Report of the Compensation Committee on Page ___.

<F7>
(7) To encourage retention of the Common Stock, this deposit stock option grant (which becomes exercisable three years from the grant date) requires the deposit of one share of owned Common Stock for every two option shares granted.
    The maximum number of shares permitted for deposit is based on the number of shares with a fair market value at the date of grant equivalent to 50% of the executive's prior year cash incentive payment.

<F8>
(8) C. W. Gaillard received a special grant associated with his promotion to Vice Chairman that occurred during fiscal
    1994.  This grant becomes exercisable on April 25, 1999.

<F9>
(9) S. W. Sanger received two special grants during the year related to his promotion to President. Both grants become exercisable five years from the grant date.


<F10>
(10) "All Shareholders" value is calculated from $63.2232, the weighted average exercise price for all options awarded in fiscal 1994, based on the outstanding shares of Common Stock on May 29, 1994.


<F11>
(11) Options expire on various dates through the year
     2004. Exercise price shown is a weighted average of all options awarded in fiscal 1994.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
                    YEAR-END OPTION VALUES
                                     Number of Unexercised         Value of Unexercised
                                         Options at                In-the-Money Options
                                       at 5/29/94 (#)              at 5/29/94 ($)(1)
                                     ---------------------------  ---------------------------
            Shares
           Acquired       Value
Name     on Exercise(#) Realized($)  Exercisable   Unexercisable  Exercisable  Unexercisaable
- - ----------------------------------------------------------------  ---------------------------
Atwater        0            0          909,446        499,638      16,660,154        0
Gaillard       0            0          261,534        159,492       4,272,736     87,500
Lee            0            0          345,076        140,022       5,487,167        0
Sanger         0            0          212,724        284,076       3,298,426    175,000
Willes         0            0          615,600        164,802      11,797,255        0

<F1>
(1) Value of unexercised options equals fair market value of the shares underlying in-the-money options at May 29, 1994
    ($54.0625), less the exercise price, times the number of in-the-money options outstanding.

               Defined Benefit Retirement Plans
Final Average                                                   30 or more
  Earnings   10 years of  15 years of  20 years of  25 years of  years of
(as defined)   service      service      service      service    service*
- - -----------------------------------------------------------------------------
$  100,000  $  16,666     $  25,000    $  33,333    $  41,666   $  50,000
   300,000     50,000        75,000      100,000      125,000     150,000
   500,000     83,333       125,000      166,666      208,333     250,000
   600,000    100,000       150,000      200,000      250,000     300,000
   700,000    116,666       175,000      233,333      291,666     350,000
   800,000    133,333       200,000      266,666      333,333     400,000
   900,000    150,000       225,000      300,000      375,000     450,000
 1,000,000    166,666       250,000      333,333      416,666     500,000
 1,100,000    183,333       275,000      366,666      458,333     550,000
 1,200,000    200,000       300,000      400,000      500,000     600,000

 1,300,000    216,666       325,000      433,333      541,666     650,000
 1,400,000    233,333       350,000      466,666      583,333     700,000
 1,500,000    250,000       375,000      500,000      625,000     750,000
 1,600,000    266,666       400,000      533,333      666,666     800,000
 1,700,000    283,333       425,000      566,666      708,333     850,000

* No additional benefits accrue after 30 years of service.

This table sets forth the pension benefits payable to the persons named in the Summary Compensation Table, showing the estimated annual aggregate benefits payable at normal retirement for various classifications of earnings and years of benefit service. This table is based on the maximum benefit under the Company's Retirement Income Plan ("RIP") of 50% of Final Average Earnings for a participant with 30 years of service. The effects of integration with Social Security benefits have been excluded from the table, because the amount of the reduction in benefits due to integration varies depending on the participant's age at the time of retirement and changes in the Social Security laws. The table does not reflect any limitations on benefits imposed by ERISA or federal tax law. The Company's Supplemental Retirement Plan provides for the payment of additional amounts to certain executive officers (including certain officers named in the
Summary Compensation Table) so that they will receive in the aggregate, the benefits they would have been entitled to receive had neither ERISA nor federal law imposed maximum limitations. In past years, lump-sum prepayments were made to some participants, including some executive officers, of the vested accrued retirement benefits they were entitled to under the Supplemental Retirement Plan. Accordingly, at the time of retirement or termination, the total benefit paid to these participants will be reduced by the value of the prepayment plus interest. The total retirement benefit of each executive officer whose sum of age and service as of June 1, 1991 equaled or exceeded 65 will be determined as if the Past Benefit Service formula under the RIP had continued in effect for service after 1988. Although J. R. Lee will receive a portion of his retirement benefits from a pension plan sponsored by a Company subsidiary, the total benefits from both plans will approximate the benefits payable from the RIP as if his service had been solely under the RIP. Under the RIP, retirement benefits for salaried non-union employees consist of a fixed benefit providing a normal retirement income equal to the sum of the "Past Service Benefit" and the "Current Service Benefit," subject to a maximum benefit of 50% of "Final Average Earnings." Past Service Benefit is equal to an employee's accrued benefit under the RIP, as of December 31, 1988, adjusted by any increases in Final Average Earnings. The basic formula for such benefits is 50% of Final Average Earnings, less 50% of the employee's projected Social Security benefit, times years of service divided by 30. Current Service Benefit is equal to the sum of 1.1% of Final Average Earnings, plus .65% of the excess of Final Average Earnings over "Covered Compensation," for each year of service after 1988. Final Average Earnings is defined as the average of the five highest consecutive years' remuneration. Such remuneration is generally equal to the salary and bonus reported in the Summary Compensation Table plus the value of vested restricted shares of Common Stock granted pursuant to the EIP. Covered Compensation is the average of the Social Security taxable wage bases for the 35-year period ending with the year in which the employee reaches normal retirement age for Social Security purposes.

    The persons named in the Summary Compensation Table have the following full years of benefit service as defined in the
RIP:   H. B. Atwater, Jr., 36 years; C. W. Gaillard, 28 years;
J. R. Lee, 27 years; S. W. Sanger, 20 years; and M. H. Willes,
14 years.

Change in Control Arrangements

The Company maintains management continuity agreements with most of its executive officers (including the five officers named in the Summary Compensation Table) providing for guaranteed severance payments equal to three times the annual compensation of the officer (salary plus cash bonus award) and continuation of health and similar benefits for a three-year period if the officer is terminated within two years after a change of control. These agreements also provide for a cash payment of the amount necessary to insure that the foregoing payments are not subject to reduction due to the imposition of excise taxes payable under Code Section 4999 or any similar tax.

  The Company has entered into two trust agreements to provide for payment of amounts under its non-qualified deferred compensation plans, including the directors' compensation plans, the EIP, the management continuity agreements and the Supplemental Savings and Retirement Plans. Full funding is required in the event of a change of control. To date, only a nominal amount has been paid into each trust.


Stockholder Proposals for the 1995 Annual Meeting


Any stockholder proposal intended to be presented for consideration at the 1995 Annual Meeting and to be included in the Company's proxy statement must be received at the principal executive offices of the Company by the close of business on April 21, 1995. Proposals should be sent to the attention of the Secretary.


    YOUR VOTE IS IMPORTANT!

    Please sign and promptly return your proxy in the enclosed envelope.

                                                    APPENDIX A


 RESTATED CERTIFICATE OF INCORPORATION of GENERAL MILLS, INC.
                           ARTICLE I
     The name of this Corporation is General Mills, Inc.
                          ARTICLE II
      The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, and the name of its registered agent at such address is The Corporation Trust Company.
                          ARTICLE III
      The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
                          ARTICLE IV
      The total number of shares of capital stock which may be issued by the Corporation is one billion five million (1,005,000,000), of which one billion (1,000,000,000) shares
($.10 par value) shall be Common Stock and five million (5,000,000) shares, without par value, shall be Cumulative Preference Stock.
(1)  PROVISIONS RELATING TO COMMON STOCK
      (a) Each share of Common Stock shall, subject to paragraph (f) of Section (2), have one vote and, except as provided by resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Cumulative Preference Stock, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock.
      (b) No holder of Common Stock as such shall have any preemptive right to subscribe to stock, obligations, warrants, rights to subscribe to stock or other securities of the Corporation of any class, whether now or hereafter authorized.
      (c) Subject to the provisions of law and preference of the Cumulative Preference Stock, dividends may be paid on the Common Stock of the Corporation at such time and in such amounts as the Board of Directors may deem advisable.
      (d) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amounts to which holders of Cumulative Preference Stock shall be entitled, to the remaining net assets of the Corporation.
(2)  PROVISIONS RELATING TO CUMULATIVE PREFERENCE STOCK
      (a) The Cumulative Preference Stock may be issued from time to time in one or more series, each of such series to have such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.
      (b) Authority is hereby expressly granted to the Board of Directors, subject to the provisions of this Article IV, to authorize the issue of one or more series of Cumulative Preference Stock and with respect to each series to fix by resolution or resolutions providing for the issue of such series:
           (i) The number of shares to constitute such series and the distinctive designation thereof;
          (ii) The dividend rate or rates to which such shares shall be entitled and the restrictions, limitations and conditions upon the payment of such dividends, the date or dates from which dividends shall accumulate and the quarterly dates on which dividends, if declared, shall be payable;
           (iii) Whether or not the shares of such series shall be redeemable, the limitations and restrictions with respect to such redemptions, the manner of selecting shares of such series for redemption if less than all shares are to be redeemed, and the amount, if any, in addition to any accrued dividends thereon which the holder of shares of such series shall be entitled to receive upon the redemption thereof, which amount may vary at different redemption dates and may be different with respect to shares redeemed through the operation of any retirement or sinking fund and with respect to shares otherwise redeemed;
          (iv) The amount in addition to any accrued dividends thereon which the holders of shares of such series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, which amount may vary depending on whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates (the amount so payable upon such involuntary liquidation, dissolution or winding up, exclusive of accrued dividends, being hereinafter sometimes called the "involuntary liquidation value");
           (v) Whether or not the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, whether such retirement or sinking fund shall be cumulative or non-cumulative, the extent to and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;
           (vi) Whether or not the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes, or of any other series of the same class, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;
           (vii) The voting powers, if any, of such series in addition to the voting powers provided in paragraph (f) of this Section (2); and
            (viii)   Any   other  preferences  and   relative,
participating, optional or other special rights, and qualifications, limitations or restrictions thereof as shall not be inconsistent with this Section (2).
       (c) All shares of any one series of Cumulative Preference Stock shall be identical with each other in all respects, except that shares of any one series issued at different  times  may  differ  as  to  the  dates  from  which dividends thereon shall be cumulative; and all series shall rank equally and be identical in all respects, except as permitted by the foregoing provisions of paragraph (b) of this Section (2).
      (d) Before any dividends on any class or classes of stock of the Corporation ranking junior to the Cumulative Preference Stock (other than dividends payable in shares of any class or classes of stock of the Corporation ranking junior to the Cumulative Preference Stock) shall be declared or paid or set apart for payment, the holders of shares of Cumulative Preference Stock of each series shall be entitled to such cash dividends, but only when and as declared by the Board of Directors out of funds legally available therefor, as they may be entitled to in accordance with the resolution or resolutions adopted by the Board of Directors providing for the issue of such series, payable quarterly on such dates as may be fixed in such resolution or resolutions in each year. Such dividends shall be cumulative from the date or dates fixed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series. Dividends in full shall not be declared or paid or set apart for payment on the Cumulative Preference Stock of any one series for any dividend period unless dividends in full have been declared or paid or set apart for payment on the Cumulative Preference Stock of all series for all dividend periods terminating on the same or any earlier date. When the dividends are not paid in full on all series of the Cumulative Preference Stock, the shares of all series shall share ratably in the payment of dividends, including accumulations, if any, in accordance with the sums which would be payable on said shares if all dividends were declared and paid in full. A "dividend period" is the period between any two consecutive dividend payment dates (or, when shares are originally issued, the period from the date from which dividends are cumulative to the first dividend payment date) as fixed for a particular series. Accruals of dividends shall not bear interest.
      (e) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation shall be made to or set apart for the holders of shares of any class or classes of stock of the Corporation ranking junior to the Cumulative Preference Stock, the holders of the shares of each series of the Cumulative Preference Stock shall be entitled to receive payment of the amount per share fixed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of the shares of such series, plus an amount equal to all dividends accrued thereon to the date of final distribution to such holders; but they shall be entitled to no further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of the Cumulative Preference Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. For the purposes of this paragraph (e), the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation or a consolidation or merger of the Corporation with one or more corporations shall not be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary.
     (f) So long as any of the Cumulative Preference Stock is outstanding the Corporation
           (i) will not declare or pay, or set apart for payment, any dividends (other than dividends payable in shares of any class or classes of stock of the Corporation ranking junior to the Cumulative Preference Stock), or make any distribution, on any class or classes of stock of the Corporation ranking junior to the Cumulative Preference Stock, and will not redeem, purchase or otherwise acquire, directly or indirectly, whether voluntarily, for a sinking fund, or otherwise, any shares of any class or classes of stock of the Corporation ranking junior to the Cumulative Preference Stock, if at the time of making such declaration, payment, setting apart, distribution, redemption, purchase or acquisition the Corporation shall be in default with respect to any dividend payable on or any obligation to retire shares of Cumulative Preference Stock, provided that notwithstanding the foregoing the Corporation may at any time redeem, purchase or otherwise acquire shares of stock of any such junior class in exchange for, or out of the net cash proceeds from the concurrent sale of, other shares of stock of any such junior class;
           (ii) will not, without the affirmative vote or consent of the holders of at least 66-2/3% of all the Cumulative Preference Stock at the time outstanding, given in person or by proxy, either in writing or by resolution adopted at a meeting (which may be an annual meeting) called for the purpose, at which the holders of the Cumulative Preference Stock, regardless of series, shall vote separately as a class, amend, alter or repeal (by any means, including, without limitation, merger or consolidation) any of the provisions of this Section (2) so as adversely to affect the preferences, rights or powers of the Cumulative Preference Stock; and
           (iii) will not, without the affirmative vote or consent of the holders of at least 66-2/3% of any adversely affected series of the Cumulative Preference Stock at the time outstanding, given in person or by proxy, either in writing or by resolution adopted at a meeting (which may be an annual meeting) called for the purpose (the holders of such series of the Cumulative Preference Stock consenting or voting, as the case may be, separately as a class), amend, alter or repeal (by any means, including, without limitation, merger or consolidation) any of the provisions herein or in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series so as adversely to affect the preferences, rights or powers of the Cumulative Preference Stock of such series; provided, however, that any vote or consent required by subparagraph (ii) above may be given or made effective by the filing of an appropriate amendment of the Corporation's Restated Certificate of Incorporation without obtaining the vote or consent of the holders of the Common Stock of the Corporation, the right to give such vote or consent being expressly waived by all holders of such Common Stock unless the action to be taken would adversely affect the preferences, rights or powers of the Common Stock; and provided further that any vote or consent required by subparagraph (iii) above may be given and made effective by the filing of an appropriate amendment of the Corporation's Restated Certificate of Incorporation without obtaining the vote or consent of the holders of any other series of the Cumulative Preference Stock or of the holders of the Common Stock of the Corporation, the right to give such vote or consent being expressly waived by all holders of such other series of Cumulative Preference Stock and Common Stock unless the action to be taken would adversely affect the preferences, rights or powers of such other series of Cumulative Preference Stock or Common Stock, as the case may be.
      (g) If in any case the amounts payable with respect to any obligations to retire shares of the Cumulative Preference Stock are not paid in full in the case of all series with respect to which such obligations exist, the number of shares of each of such series to be retired pursuant to any such obligations shall be in proportion to the respective amounts which would be payable on account of such obligations if all amounts payable in respect of all such obligations if all amounts payable in respect of all such series were discharged in full.
      (h) The term "class or classes of stock of the Corporation ranking junior to the Cumulative Preference Stock" shall mean the Common Stock referred to in Section (1) of this
Article IV and any other class or classes of stock of the Corporation hereinafter authorized which shall rank junior to the Cumulative Preference Stock as to dividends or upon liquidation.
      (i) Aggregate involuntary liquidation value of all shares of Cumulative Preference Stock outstanding at any time shall never exceed $300,000,000.
      (j) No holder of Cumulative Preference Stock as such shall have any preemptive right to subscribe to stock, obligations, warrants, rights to subscribe to stock or other securities of the Corporation of any class, whether now or hereafter authorized.

      (k) For the purposes of Section (2) of this Article IV or of any resolution of the Board of Directors providing for the issue of any series of Cumulative Preference Stock or of any certificate filed with the Secretary of State of the State of Delaware pursuant to any such resolution (unless otherwise provided in any such resolution or certificate):


           (i) The term "outstanding" when used in reference to shares of stock shall mean issued shares, excluding shares held by the Corporation and shares called for redemption, funds for the redemption of which shall have been set aside or deposited in trust;

           (ii) The amount of dividends "accrued" on any share of Cumulative Preference Stock as at any quarterly dividend date shall be deemed to be the amount of any unpaid dividends accumulated thereon to and including such quarterly dividend date, whether or not earned or declared, and the amount of dividends "accrued" on any share of Cumulative Preference Stock as at any date other than a quarterly dividend date shall be calculated as the amount of any unpaid dividends accumulated thereon to and including the last preceding quarterly dividend date, whether or not earned or declared, plus an amount calculated on the basis of the annual dividend rate fixed for the shares of such series for the period after such last preceding quarterly dividend date to and including the date as of which the calculation is made, based on a 360 day year of twelve 30 day months.
(3)  SERIES A PARTICIPATING CUMULATIVE PREFERENCE STOCK
The Board of Directors, pursuant to the authority expressly vested in it by this Article IV, and pursuant to the provisions of the General Corporation Law of the State of Delaware, has by resolution adopted February 24, 1986 (which resolution was set forth in a Certificate of Designation, Preferences and Rights of Series A Participating Cumulative Preference Stock which was filed with the Secretary of State of the State of Delaware on May 20, 1986), fixed the designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations or restrictions thereof of a series of Cumulative Preference Stock, as follows:
     Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Participating Cumulative Preference Stock," without par value, and the number of shares constituting such series shall be 700,000.
     Section 2.  Dividends and Distributions.
     (A) The holders of shares of Series A Participating Cumulative Preference Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the fifteenth day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Participating Cumulative Preference Stock, in an amount per share (rounded to the nearest cent) equal to the greater of
(a)  $10.00  or  (b) subject to the provision  for  adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distribution other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of
Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $.10 per share, of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Participating Cumulative Preference Stock. In the event the Corporation shall at any time after February 24, 1986 (the "Rights Declaration Date")
(i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or
(iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Participating Cumulative Preference Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     (B) The Corporation shall declare a dividend or distribution on the Series A Participating Cumulative Preference Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10.00 per share on the Series A Participating Cumulative Preference Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.
     (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Participating Cumulative Preference Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Participating Cumulative Preference Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Participating Cumulative Preference Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Participating Cumulative Preference Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Participating Cumulative Preference Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 45 days prior to the date fixed for the payment thereof.
     Section 3. Voting Rights. In addition to the voting rights set forth in Article IV of the Restated Certificate of Incorporation or otherwise required by law, the holders of shares of Series A Participating Cumulative Preference Stock shall have the following voting rights:
     (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Participating Cumulative Preference Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Participating Cumulative Preference Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     (B) Except as otherwise provided herein or by law, the holders of shares of Series A Participating Cumulative Preference Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.
     (C) (i) If at any time dividends on any Series A Participating Cumulative Preference Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Participating Cumulative Preference Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Cumulative Preference Stock (including holders of Series A Participating Cumulative Preference Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) Directors.
           (ii) During any default period, such voting right of the holders of Series A Participating Cumulative Preference Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of any other series of Cumulative Preference Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of ten percent (10%) in number of shares of Cumulative Preference Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Cumulative Preference Stock of such voting right. At any meeting at which the holders of Cumulative Preference Stock shall exercise such voting right initially during the existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two (2) Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Cumulative Preference Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Cumulative Preference Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Cumulative Preference Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Participating Cumulative Preference Stock.
           (iii) Unless the holders of Cumulative Preference Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Cumulative Preference Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Cumulative Preference Stock, which meeting shall thereupon be called by the
President, a Vice President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Cumulative Preference Stock are entitled to vote pursuant to this paragraph (C)(iii) shall be given to each holder of record of Cumulative Preference Stock by mailing a copy of such notice to the holder at the holder's last address as the same appears on the books of the
Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Cumulative Preference Stock outstanding. Notwithstanding the provisions of this paragraph
(C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.
           (iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Cumulative Preference Stock shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right
(x) the Directors so elected by the holders of Cumulative Preference Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph
(C)(ii) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this paragraph (C) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.
           (v) Immediately upon the expiration of a default period, (x) the right of the holders of Cumulative Preference Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Cumulative Preference Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the certificate of incorporation or by-laws irrespective of any increase made pursuant to the provisions of paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the certificate of incorporation or by-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.
     (D) Except as set forth herein, holders of Series A Participating Cumulative Preference Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.
     Section 4. Reacquired Shares. Any shares of Series A Participating Cumulative Preference Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Cumulative Preference Stock and may be reissued as part of a new series of Cumulative Preference Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.
     Section 5.     Liquidation, Dissolution or Winding Up.
     (A) Upon any voluntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking (either as to dividends or upon liquidation, dissolution or winding up) junior to the Series A Participating Cumulative Preference Stock unless, prior thereto, the holders of shares of Series A Participating Cumulative Preference Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Participating Cumulative Preference Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Participating Cumulative Preference Stock and Common Stock, respectively, holders of Series A Participating Cumulative Preference Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Cumulative Preference Stock and Common Stock, on a per share basis, respectively.
     (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preference of all other series of Cumulative Preference Stock, if any, which rank on a parity with the Series A Participating Cumulative Preference Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.
     (C) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     (D) Notwithstanding anything contained herein to the contrary, and so long as Paragraph (2)(f)(i) of the Restated Certificate of Incorporation shall so require, the aggregate involuntary liquidation value of all shares of Cumulative Preference Stock outstanding at any time shall not exceed $300,000,000 and the aggregate involuntary liquidation value of all shares of Series A Participating Cumulative Preference Stock outstanding at any time shall not exceed an amount equal to (i) $300,000,000, minus (ii) the aggregate involuntary liquidation value of all shares of any other series of Cumulative Preference Stock then outstanding. The aggregate involuntary liquidation value of the Series A Participating Cumulative Preference Stock otherwise payable shall be reduced, if necessary, to comply with the preceding sentence.
     Section 6. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Participating Cumulative Preference Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Participating Cumulative Preference Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     Section 7. No Redemption. The shares of Series A Participating Cumulative Preference Stock shall not be redeemable.
     Section 8. Amendment. The Restated Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Participating Cumulative Preference Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Participating Cumulative Preference Stock, voting separately as a class.
     Section 9. Fractional Shares. Series A Participating Cumulative Preference Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holders of fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Participating Cumulative Preference Stock.
(4)  PROVISIONS RELATING TO ALL CLASSES OF STOCK
      The shares of Cumulative Preference Stock and Common Stock may be issued by the Corporation from time to time for such consideration (not less than the par value thereof in the case of Common Stock) as may be fixed from time to time by the Board of Directors. Any and all shares without nominal or par value for which the consideration so fixed shall have been paid or delivered shall be deemed fully paid stock and shall not be liable for any further call or assessment thereon; and the holders of such shares shall not be liable for any further payments in respect of such shares.
                           ARTICLE V
     (1)  For purposes of this Article V:
           (a) "Affiliate" and "beneficial owner" are used herein as defined in Rule 12b-2 and Rule 13d-3, respectively, under the Securities Exchange Act of 1934 as in effect on the date of adoption of this Article V by the stockholders of the Corporation ("1934 Act"). The term "Affiliate" as used herein shall exclude the Corporation, but shall include the definition of "Associate" as contained in said Rule 12b-2.
           (b) An "Interested Stockholder" is a Person other than the Corporation who is (i) the beneficial owner of 10% or more of the stock of the Corporation entitled to vote for the election of directors ("Voting Stock"), or (ii) an Affiliate of the Corporation and (A) at any time within a two-year period prior to the record date to vote on a Business Combination was the beneficial owner of 10% or more of the Voting Stock, or (B) at the completion of the Business Combination will be the beneficial owner of 10% or more of the Voting Stock.
           (c) A "Person" is a natural person or a legal entity of any kind, together with any Affiliate of such person or entity, or any person or entity with whom such person, entity or an Affiliate has any agreement or understanding relating to acquiring, voting, or holding Voting Stock.
           (d) A "Disinterested Director" is a member of the Board of Directors of the Corporation (other than the Interested Stockholder) who was a director prior to the time the Interested Stockholder became an Interested Stockholder, or any director who was recommended for election by the
Disinterested Directors. Any action to be taken by the Disinterested Directors shall require the affirmative vote of at least two-thirds of the Disinterested Directors.
           (e) A "Business Combination" is (i) a merger or consolidation of the Corporation or any of its subsidiaries with an Interested Stockholder; (ii) the sale, lease, exchange, pledge, transfer or other disposition (A) by the Corporation or any of its subsidiaries of all or a Substantial Part of the Corporation's Assets to an Interested Stockholder, or (B) by an Interested Stockholder of any of its assets, except in the ordinary course of business, to the Corporation or any of its subsidiaries; (iii) the issuance of stock or other securities of the Corporation or any of its subsidiaries to an Interested Stockholder, other than on a pro rata basis to all holders of Voting Stock of the same class held by the Interested Stockholder pursuant to a stock split, stock dividend or distribution of warrants or rights; (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder; (v) any reclassification of securities, recapitalization, merger or consolidation or other transaction which has the effect, directly or indirectly, of increasing the proportionate share of any Voting Stock beneficially owned by an Interested Stockholder; or (vi) any agreement, contract or other arrangement providing for any of the foregoing transactions.
           (f) A "Substantial Part of the Corporation's Assets" shall mean assets of the Corporation or any of its subsidiaries in an amount equal to 50% or more of the fair market value, as determined by the Disinterested Directors, of the total consolidated assets of the Corporation and its subsidiaries taken as a whole as of the end of its most recent fiscal year ended prior to the time the determination is made.
      (2) The affirmative vote of not less than 51% of the Voting Stock, excluding the Voting Stock of an Interested Stockholder who is a party to the Business Combination, shall be required for the adoption or authorization of a Business Combination, unless the Disinterested Directors determine that:
           (a) The Interested Stockholder is the beneficial owner of not less than 80% of the Voting Stock and has declared its intention to vote in favor of or approve such Business Combination; or
           (b) (i) The fair market value of the consideration per share to be received or retained by the holders of each class or series of stock of the Corporation in a Business Combination is equal to or greater than the consideration per share (including brokerage commissions and soliciting dealer's fees) paid by such Interested Stockholder in acquiring the largest number of shares of such class of stock previously acquired in any one transaction or series of related transactions, whether before or after the Interested Stockholder became an Interested Stockholder; and (ii) the Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.
      (3) In the event any vote of holders of Voting Stock is required for the adoption or approval of any Business Combination, a proxy or information statement describing the Business Combination and complying with the requirements of the 1934 Act shall be mailed at a date determined by the Disinterested Directors to all stockholders of the Corporation whether or not such statement is required under the 1934 Act. The statement shall contain any recommendations as to the advisability of the Business Combination which the Disinterested Directors, or any of them, may choose to state and, if deemed advisable by the Disinterested Directors, an opinion of an investment banking firm as to the fairness of the terms of such Business Combination. Such firm shall be selected by the Disinterested Directors and paid a fee for its services by the Corporation as approved by the Disinterested Directors.
                          ARTICLE VI
      The following provisions are inserted for the regulation and conduct of the affairs of the Corporation, but it is expressly provided that the same are intended to be and shall be construed to be in furtherance and not in limitation or exclusion of the powers conferred by law:
(1) Subject always to such by-laws as may be adopted from time to time by the stockholders, the Board of Directors is expressly authorized to adopt, alter, amend and repeal the by-laws of this Corporation, but any by-law adopted by the Board of Directors may be altered, amended or repealed by the stockholders.
(2) The business of this Corporation shall be managed by its Board of Directors. Directors need not be stockholders. The by-laws may prescribe the number of directors, not less than three; may provide for the increase or reduction thereof but not less than three; and may prescribe the number necessary to constitute a quorum, which number may be less than a majority of the whole Board of Directors, but not less than the number required by law. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of these provisions shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.
(3) Upon the affirmative vote of not less than 66-2/3% of the shares of Common Stock voting thereon at any meeting of stockholders, the Board of Directors may adopt and carry out profit sharing, stock option and/or restricted stock plans for any or all of the Corporation's directors, officers or employees, and for any or all of the officers and employees of its subsidiaries.
                          ARTICLE VII
      (a) Any action by stockholders of the Corporation shall be taken at a meeting of stockholders and no action may be taken by written consent of stockholders entitled to vote upon such action except as provided in Article IV, Section
(2)(f)(ii) and (iii) hereof.
      (b) No amendment to the Certificate of Incorporation shall amend, alter, change or repeal any of the provisions of
Article V hereof or of this Article VII unless such amendment shall receive the affirmative vote of not less than 51% of the Voting Stock, excluding the Voting Stock of any Interested Stockholder, as defined in Article V.

                      General Mills, Inc.
[LOGO] THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS PROXY
                                                                   1994

The undersigned hereby appoints H.B. Atwater, Jr., C.W. Gaillard, J.R. Lee, S.W. Sanger and M.H. Willes and each and any of them, as proxies with full power of substitution, to vote all shares of common stock which the undersigned has power to vote at the Annual Meeting of Stockholders to be held on September 19, 1994 at Minneapolis, Minnesota, and at any adjournment thereof, in accordance with the instructions set forth herein and with the same effect as though the undersigned were present in person and voting such shares. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

                                                  SHARES
Please sign exactly as name appears above.
Joint owners should each sign.  Executors,        -------------------------
administrators, trustees, etc. should so          -------------------------
indicate when signing.  If signer is a             (Shareholders Sign Here)
corporation, please sign full name by duly        Dated:-------------, 1994
authorized officer.

THE DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1, 2 AND 3

  1. Election of Directors
      H.B. Atwater, Jr.; R.M. Bressler; L.D. DeSimone; W.T. Esrey; C.W. Gaillard; J.R. Hope; J.R. Lee; K.A. Macke; G. Putnam;
      M.D. Rose; S.W. Sanger; A.M. Spence; D.A. Terrell; M.H.
      Willes; C.A. Wurtele

  / / FOR all listed nominees  / / WITHHOLD AUTHORITY to vote for all listed nominees
  / / LISTED NOMINEES except the following: (Instruction: To withhold authority to vote for any individual nominee, write the name of such nominee(s) in the space provided below.)

  2.  Approval of appointment of KPMG Peat Marwick as independent auditors
      / /FOR     / /     AGAINST         / /  ABSTAIN

  3.  Approval of Restated Certificate of Incorporation
      / /FOR     / /     AGAINST         / /  ABSTAIN

THE DIRECTORS RECOMMEND A VOTE "AGAINST" ITEM 4

  4.  Stockholder proposal concerning cumulative voting
      / /FOR     / /     AGAINST         / /  ABSTAIN

This proxy will be voted as directed. If no direction is made, it will be voted "FOR" Items 1, 2 and 3 and "AGAINST" Item 4.